Exhibit 10.7.9

FORM OF TWO-YEAR CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT was originally made and entered into as of _______________ and is hereby amended and restated as of January 3, 2006, by and between NewAlliance Bank, a Connecticut savings bank (the “Bank” or the “Employer”), and ______________(the “Executive”).

WITNESSETH

WHEREAS, the Bank has converted from the mutual to the stock form of organization (the “Conversion”) and has concurrently become a wholly owned subsidiary of NewAlliance Bancshares, Inc., a business corporation organized under the laws of the State of Delaware (the “Company”);

WHEREAS, the Executive is currently employed as a ____________________________ of the Bank;

WHEREAS, the Company and the Bank desire to be ensured of the Executive's continued active participation in the business of the Bank; and

WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive's agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Bank is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

    1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

    (a) Annual Compensation. The Executive's “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the Executive's base salary in effect as of the Date of Termination of his employment and (ii) the highest level of cash incentive compensation earned by the Executive from the Bank or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which the termination occurs; provided, however, for purposes of clause (ii) bonuses earned under the Bank’s Performance Unit Plan will not be included in cash incentive compensation for purposes of determining average cash incentive compensation.

    (b) Cause. Termination of the Executive's employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.

    (c) Change in Control.“Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

    (d) Code.“Code” shall mean the Internal Revenue Code of 1986, as amended.

    (e) Date of Termination.“Date of Termination” shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

    (f) Disability. Termination by the Employer of the Executive's employment based on “Disability” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

    (g) Good Reason. Termination by the Executive of the Executive's employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:

        (i) Without the Executive's express written consent, the assignment by the Employer to the Executive of any duties which are materially inconsistent with the Executive's positions, duties, responsibilities and status with the Employer immediately prior to a Change in Control, or a material change in the Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such responsibilities, titles or offices, except in connection with the termination of the Executive's employment for Cause, Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason;

        (ii) Without the Executive's express written consent, a reduction by the Employer in the Executive's base salary as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Executive;

        (iii) A Board approved change in the Executive's principal place of employment by a distance in excess of 50 miles from its location immediately prior to the Change in Control;

        (iv) Any purported termination of the Executive's employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

        (v) The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

    (h) IRS. IRS shall mean the Internal Revenue Service.

    (i) Notice of Termination. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

    (j) Retirement.“Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to their salaried employees.

    2. Term of Agreement. The term of this Agreement shall be for two years, commencing on the date of this Agreement (the “Effective Date”). Prior to the first annual anniversary of the date first above written and each annual anniversary thereafter, the Board of Directors of the Bank shall consider and review (after taking into account all relevant factors, including the Executive's performance) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Board of Directors so approves such extension unless the Executive gives written notice to the Employer of the Executive's election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than ninety (90) days prior to any such anniversary date. Upon termination of the Executive's employment with the Employer for any reason whatsoever, any annual extensions provided pursuant to this Section 2, if not theretofore discontinued, shall automatically cease. Furthermore, nothing in this Agreement shall be deemed to prohibit the Employer at any time from terminating the Executive's employment during the term of this Agreement with or without notice for any reason, subject, however, to such rights and obligations of the Employer and the Executive in the event of any such termination as may be provided for under this Agreement. In addition, no annual renewals shall extend beyond the Executive's 65th birthday, and in no event shall the term of this Agreement extend beyond the Executive's 65th birthday.

    3. Benefits Upon Termination. If the Executive's employment by the Employer shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Employer for other than Cause, Disability, Retirement or the Executive's death or (ii) the Executive for Good Reason, then the Employer shall

(a)	pay to the Executive in a lump sum as of the Date of Termination:

(i)	a cash severance amount equal to two (2) times the Executive's Annual Compensation; and
(ii)
an amount equal to the pro rata portion of any target bonus awarded to the Executive under the Bank's Executive Incentive Plan (or such other short-term incentive compensation plan(s) that the Employer may adopt subsequent to the date hereof as a replacement therefor) which relates to the calendar year in which such termination occurs; provided that, such pro rata portion will be calculated by multiplying the amount of the target bonus by a fraction the numerator of which is the number of days elapsed in the calendar year as of the Date of Termination and the denominator is 365; and

(b)
maintain and provide for a period ending the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no greater cost to the Executive than he is paying as of the Date of Termination, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar types of employee benefit plans, programs and arrangements offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding other types of benefits, plans or arrangements including (w) the Company's Employee Stock Ownership Plan, (y) stock benefit plans of the Company or the Bank and (z) cash incentive compensation included in Annual Compensation), except as set forth below. In the event that the Employer is unable to provide the benefits set forth in this subparagraph (b) due to the change in Executive's status to that of a non-employee, the Employer shall include in the lump sum payment due pursuant to the terms of Section 3(a) the value of the benefits required to be provided by this subparagraph (b). In addition, if the provision of any of the benefits covered by this Section 3(b) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employer of providing the Excluded Benefits;

    4. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employer pursuant to Section 3 hereof shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under Section 3 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind. The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent counsel selected by the Employer’s independent public accountants and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

    5. Mitigation; Exclusivity of Benefits.

    (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise. The amount of severance to be provided pursuant to Sections 3(a) and 3(b) hereof shall not be reduced by any compensation earned by or benefits provided to the Executive as a result of employment by another employer after the Date of Termination or otherwise.

    (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

    6. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

    7. Nature of Employment and Obligations.

    (a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Executive, and the Employer may terminate the Executive's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

    (b) Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

    8. Source of Payments. It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.

    9. No Attachment.

    (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

    (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and their respective successors and assigns.

    10. Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

    11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
NewAlliance Bank
195 Church Street
New Haven, CT 06510

To the Executive:	______________________
At the address last appearing
on the personnel records of
the Employer

    12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code. No waiver by either party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Connecticut.

    14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    17. Regulatory Provisions.

    (a) The Employer may terminate the Executive's employment at any time, but any termination by the Employers, other than termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 1(b) hereof.

    (b) Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

    18. Solicitation.

    The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Employer for any reason, he shall not, without the written consent of the Employer, either directly or indirectly:

    (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive's employment;

    (b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive's employment, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive's employment; or

    (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

    19. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect before a panel of three arbitrators selected by the Bank. Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

    The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

    20. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

    21. Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive, if any, with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

    IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers and the Executive has hereunto set his hand, all as of the date of the restatement of this Agreement.

    THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	NEWALLIANCE BANK

By:
Peyton R. Patterson, Chairman, President and
Chief Executive Officer

Attest:	EXECUTIVE

By: